Exhibit 10.4

forbearance agreement to

SENIOR UNSECURED PROMISSORY NOTES

This FORBEARANCE AGREEMENT TO SENIOR UNSECURED PROMISSORY NOTES (this “Agreement”), dated as of December 31, 2015, is entered into by and among RCS Capital Corporation, a Delaware corporation (the “Issuer”), and the holders of those certain Senior Unsecured Promissory Notes, each dated November 9, 2015, for the aggregate principal amount of $15 million (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Notes”).

RECITALS:

A.           The Issuer issued the Notes to Luxor Capital Partners, L.P., Luxor Wavefront, L.P., Luxor Capital Partners Offshore Master Fund, L.P. and Thebes Offshore Master Fund, LP (collectively, the “Holders”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Notes.

B.           The Issuer hereby acknowledges and confirms that each Default and Event of Default set forth on Exhibit A hereto (referred to as the “Specified Defaults”) has occurred and is continuing. The Issuer further acknowledges and confirms that the Specified Defaults have not been waived by the Holders or cured by or on behalf of the Issuer.

C.           The Issuer acknowledges and agrees that, as a result of the existence of the Specified Defaults, the Holders have the right to exercise their rights and remedies under the Notes. The Issuer has requested, notwithstanding that the Specified Defaults exist and are continuing under the Notes and have not been waived or cured, that the Holders forbear from exercising remedial rights on account of such Specified Defaults from the date upon which this Agreement becomes effective until the earlier of (i) 5:00 p.m. (Eastern time) on January 29, 2016 and (ii) the occurrence of a Terminating Event, as such term is defined in Section 3 herein and subject to the final paragraph thereof (the “Forbearance Period”) (and, for the sake of clarity, in no event shall such Forbearance Period extend beyond 5:00 p.m. (Eastern time) on January 29, 2016, unless otherwise agreed in writing by the Holders).

D.           Solely with respect to the Specified Defaults, the Holders have agreed to forbear from exercising remedial rights under the Notes, applicable law and otherwise, but only subject to and in accordance with the terms and conditions set forth herein. Except as expressly set forth in this Agreement, the agreements of the Holders to forbear in the exercise of their respective rights and remedies under the Notes in respect of the Specified Defaults during the Forbearance Period do not in any manner whatsoever limit any right of any of the Holders to insist upon strict compliance with this Agreement or the Notes during the Forbearance Period.

E.           Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise impair, modify or limit in any respect, any rights or remedies any of the Holders have or may have, arising as the result of any Default or Event of Default (including the Specified Defaults) that has occurred or that may occur, under the Notes, applicable law or in equity. The Holders’ actions in entering into this Agreement are without prejudice to the rights of any of the Holders to pursue any and all remedies under the Notes, pursuant to applicable law or in equity available to any of them in their sole discretion upon the termination (whether upon expiration thereof or otherwise) of the Forbearance Period.

F.           Identification of the Specified Defaults in this Agreement does not constitute an agreement by the Holders that there are no other Defaults or Events of Default currently existing under the Notes, and the Holders have reserved all rights and remedies with respect to any such other Defaults or Events of Default.

G.           The Issuer on or before the date hereof has entered into additional forbearance agreements in respect of (i) the Indenture between the Issuer and Wilmington Trust, National Association, as Trustee, dated as of April 29, 2014, in connection with the issuance of Convertible Notes (the “Luxor Convertible Notes”), (ii) the First Lien Credit Agreement, dated as of April 29, 2014 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Issuer, as borrower, the lenders party thereto, and Barclays Bank PLC, as issuing bank, swing line lender, administrative agent and collateral agent, and (iii) the Second Lien Credit Agreement, dated as of April 29, 2014 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Second Lien Credit Agreement”), among the Issuer, as borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent (the forbearance agreements referred to in clauses (i) through (iii), collectively, the “Other Forbearance Agreements”).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.            Incorporation of Recitals; Forbearance Period; No Waiver.

(a)          Incorporation of Recitals. The Recitals to this Agreement are hereby incorporated by reference as fully set forth herein and the Issuer represents, warrants, and acknowledges that such Recitals are true and correct. The Issuer hereby acknowledges and confirms (i) the occurrence and continuance of the Specified Defaults, (ii) that the Specified Defaults are material in nature, (iii) that the Specified Defaults have not been waived by the Holders or cured by or on behalf of the Issuer, and (iv) that the Holders are entitled to exercise all rights and remedies under the Notes.

(b)          Forbearance Period. Subject to the terms and conditions herein set forth and in reliance upon the Issuer’s representations, acknowledgments, agreements and warranties herein contained, including, without limitation, the satisfaction of the conditions precedent described in Section 5 herein, the Holders agree that during the Forbearance Period they will forbear from exercising remedial rights under the Notes solely in respect of the Specified Defaults. The Holders’ agreement to forbear is temporary and limited in nature and shall not be deemed: (i) to preclude or prevent the Holders from exercising any rights and remedies under the Notes, applicable law or otherwise arising on account of (A) any Default or Event of Default other than the Specified Defaults, (B) the Specified Defaults from and after the occurrence of any of the events set forth in Section 3 hereof, or (C) subject to the limitations set forth in Section 7 below, the right to seek payment of attorneys’ fees and other costs and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement and in connection with the negotiation, documentation and analysis of any proposed “work out”, restructuring, funding or amendment to the Notes prior to or after the date of this Agreement and the exercise of the rights and remedies described under Section 7; (ii) to effect any amendment of the Notes, which shall remain in full force and effect in accordance with its terms; (iii) to constitute a waiver of the Specified Defaults or any other Default or Event of Default (whether now existing or hereafter occurring) (each Default or Event of Default other than any Specified Default, an “Other Default”) or any term or provision of the Notes; or (iv) to establish a custom or course of dealing among the Issuer and the Holders. The Issuer further acknowledges and agrees that interest on the Notes will continue to accrue in accordance with the terms of the Notes.

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(c)          No Waiver. Nothing in this Agreement should in any way be deemed (i) a waiver of the Specified Defaults or any Other Default or any term or provision of the Notes or (ii) an agreement to forbear from exercising any rights or remedies with respect to the Specified Defaults (except as expressly set forth herein) or any Other Default. The Holders have not waived or released, are not by this Agreement waiving or releasing, and have no present intention of waiving or releasing, the Specified Defaults or any Other Default, or any remedies or rights of the Holders with respect thereto, all of which are hereby expressly reserved. Any waiver of the Specified Defaults or any Other Default shall be effective only if set forth in a written instrument executed and delivered in accordance with the provisions of the Notes.

2.            Acknowledgement and Reaffirmation of Indebtedness. The Issuer hereby expressly reaffirms and assumes all of its obligations and liabilities to the Holders as set forth in the Notes and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, guaranties, and covenants contained in the Notes as though such Notes were being re-executed on the date hereof (except with respect to the Specified Defaults as expressly contemplated herein).

3.            Terminating Events. The obligation of the Holders to forbear from exercising remedies, as provided herein and subject to the final paragraph of this Section 3, shall terminate upon the occurrence of any one or more of the following events (each, a “Terminating Event”):

(a)          The Issuer repudiates or asserts a defense to any obligation or liability under this Agreement or the Notes or makes or pursues a claim against any Holder; and/or

(b)          The Issuer fails to observe or perform any of its agreements, conditions or undertakings set forth in the Notes (except with respect to the Specified Defaults as expressly contemplated herein) and its agreements, conditions or undertakings set forth in this Agreement; and/or

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(c)          The occurrence or existence of any Default or Event of Default under the Notes (other than the Specified Defaults), or any breach or default by the Issuer of any term, covenant, condition, representation or warranty set forth in this Agreement, in each case, whether now existing or hereafter occurring; and/or

(d)          Any representation, warranty, statement, covenant or other agreement of the Issuer contained herein or in any financial statements of the Issuer provided to the Holders in connection herewith shall have been false or incorrect in any material respect; and/or

(e)          The release of the Holder Parties set forth below is alleged to be invalid or unenforceable by any claim or proceeding initiated or commenced in favor of, through, or by the Issuer or any other Person; and/or

(f)          The termination of any of the Other Forbearance Agreements (other than in respect of the Luxor Convertible Notes) or the amendment, modification or substitution of any of the Other Forbearance Agreements (other than in respect of the Luxor Convertible Notes) so as to render them less favorable to the Issuer than the terms of such Other Forbearance Agreements (other than in respect of the Luxor Convertible Notes) as of the effective date of this Agreement; and/or

(g)          The acceleration of, or exercise of any remedies with respect to, any Indebtedness listed on Schedule 2, or any document, agreement or instrument governing unsecured Indebtedness of the Issuer in excess of $20 million, in each case if not rescinded within 10 days from the date of such acceleration or exercise of remedies; and/or

(h)          5:00 p.m. (Eastern time) on January 29, 2016.

Notwithstanding any provision of the Notes or this Agreement to the contrary, upon the occurrence of a Terminating Event, the Holders may, at their option, terminate the Forbearance Period and the Holders may, at their option, exercise any and all rights and remedies pursuant to the Notes or applicable law as a result of the existence of the Specified Defaults or any Other Default in such manner as the Holders in their sole and exclusive discretion determine.   Nothing in this Agreement, or the execution, delivery and performance of this Agreement by the Holders, is intended to, or shall, affect any of the rights and remedies (except as expressly provided herein with respect to the Specified Defaults), if any, of any Holder under the Notes (including, without limitation, this Agreement), applicable law or equity.

4.            Covenants of the Issuer.

(a)          Advisors for the Holders. The Issuer acknowledges that Centerview Partners has been retained as financial advisor for the Holders (the “Holders’ Financial Advisor”), pursuant to the engagement letter dated as of December 11, 2015, and Kramer Levin Naftalis & Frankel LLP has been retained legal advisor for the Holder (the “Holders’ Legal Advisor” and together with the Holder’s Financial Advisor, the “Holders’ Advisors”). The Issuer agrees to cooperate fully with the Holders’ Advisors and the Holders’ personnel and representatives with respect to, among other things, any reasonable request for information by the Holders’ Advisors, or such personnel and representatives including, without limitation, to (i) participate fully in, and cause its financial advisor to participate fully in, calls with the Holders’ Advisors and/or the Holders at such times and with such frequency as reasonably requested by the Holders and (ii) provide, and cause its financial advisor to provide, such other reports and information (financial or otherwise) as the Holders or the Holders’ Advisors may reasonably request from time to time in connection with the Issuer’s or any Subsidiary’s financial condition, assets, liabilities, operations or businesses, including, without limitation, (A) weekly “flash” operating reports for each operating unit or groups of units, which include, without limitation, rolling four week cash flow projections, (B) monthly reports comparing key metrics for the business (including Run-Rate Adjusted EBITDA and Cash Flows) with the prior year’s results for the same or similar period and (C) notice of material events.

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(b)          Weekly Holder Conference Calls. No less frequent than on a weekly basis following the date hereof, the Issuer, the Chief Strategy Officer, and the Investment Banker and shall each participate fully in conference calls with the Holders, the Holders’ Advisors.

(c)          Further Information. The Issuer shall promptly provide the Holders and any of their advisors with any information (financial or otherwise) that the Holders or their advisors reasonably request, including, without limitation, projections, forecasts, budgets and information regarding liquidity, cash flow, proposed financing activities (equity or debt) and proposed corporate transactions (including, any contemplated sales or mergers); provided, that prior to sending such information. Without any requirement of prior request, the Issuer shall promptly notify the Holders and their advisors of the occurrence of any terminating event, the failure to satisfy a condition precedent or other material breach under any Other Forbearance Agreement.

(d)          Immediate Event of Default. The Issuer acknowledges and agrees that the breach or failure to comply in any respect with the terms and conditions of this Section 4 shall constitute an immediate Event of Default under the Notes and that no cure period shall apply to such Event of Default.

5.            Conditions Precedent.  This Agreement and the agreements of the Holders described herein will not be effective unless and until all of the following have occurred or been satisfied on or before the date of this Agreement, or such later time as the Holders may agree, in writing, in their sole discretion:

(a)          Delivery of Agreement. This Agreement shall have been duly authorized, executed and delivered to the Holders.

(b)          Performance; No Default. The Issuer shall have performed and complied with all agreements and conditions contained in the Notes to be performed by or complied with prior to the date hereof, other than the terms of the Notes which are the subject of the Specified Defaults, and no Default or Event of Default shall exist other than the Specified Defaults.

(c)          Representations and Warranties. The representations and warranties of the Issuer set forth in this Agreement shall be true and correct in all material respects, except with regard to the absence of the Specified Defaults.

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(d)          Delivery of Other Forbearance Agreements. The Issuer shall have delivered to the Holders the Other Forbearance Agreements for which all conditions precedent have been satisfied (other than execution and delivery of this Agreement).

(e)          Organizational Chart. The Issuer shall have provided to the Holders and their advisors a true, complete and correct organizational chart describing the ownership structure and jurisdiction of incorporation of the Issuer and each of its Subsidiaries, as well as indicating whether such entity is a Guarantor under any of the Issuer’s indebtedness (such chart, the “Organizational Chart”).

6.            Representations and Warranties.

(a)          The Issuer hereby represents and warrants to the Holders that as of the date hereof, and after giving effect hereto, (1) except as with respect to the occurrence of the Specified Defaults, the representations of the Issuer contained herein are true and correct in all material respects as of the date hereof; (2) other than the Specified Defaults, no Default or Event of Default has occurred and is continuing or, after giving effect hereto, would result from the execution, delivery and performance of this Agreement; (3) the execution, delivery and performance by the Issuer of this Agreement and any other documents executed in connection with or as a condition precedent to this Agreement (i) have been duly authorized by all necessary corporate or organizational and, if required, shareholder action on the part of the Issuer, (ii) do not violate the organizational documents of the Issuer, (iii) do not violate or result in a default under any applicable law or contract, the loss of which would have a material adverse effect on the Issuer and its Subsidiaries, taken as a whole (a “Material Adverse Effect”), (iv) do not violate or result in a default under the Notes, and (v) do not require any consent, waiver or approval of or by any Person (other than the Holders) which has not been obtained; (4) the Notes and this Agreement, constitute the valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms; (5) all of the Recitals set forth above are true and correct; (6) the Issuer does not have any claims, defenses, causes of action, counterclaim, offsets or recoupments, subordinations (whether equitable or otherwise) against the Holders or their respective current and former officers, employees, agents, directors, parents, subsidiaries, affiliates or attorneys of any kind or nature whatsoever that are not hereby waived and released pursuant to this Agreement; (7) there are no actions, suits or proceedings pending or, to the knowledge of the Issuer, threatened with respect to the Issuer or its Subsidiaries (A) that have had or could have, if adversely decided, a Material Adverse Effect, or (B) that question the validity or enforceability of the Notes, or of any action taken by the Issuer or the Holders (for the avoidance of doubt, the Issuer acknowledges and agrees that nothing in this Agreement shall constitute or be deemed to constitute a waiver by the Holders of any of their respective rights and remedies, or of any of the obligations of the Issuer under the Notes or otherwise with respect to the occurrence of any Material Adverse Effect or if the Issuer is not solvent); and (8) the Organizational Chart is complete and accurate in all respects.

(b)          The Issuer hereby expressly acknowledges and confirms that the foregoing representations and warranties are being specifically relied upon by the Holders as a material inducement to the Holders to enter into this Agreement and to forbear from exercising the Holders’ rights and remedies as expressly set forth herein.

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(c)          Schedule 1 hereto sets forth each default or event of default (whether or not in existence as a result of the Specified Defaults) that is in existence on the date hereof or would be in existence if not for the forbearance contemplated by this Agreement under (i) the First Lien Credit Agreement, (ii) the Second Lien Credit Agreement, (iii) the Indenture (as supplemented, amended or otherwise modified) governing the Luxor Convertible Notes, (iv) the Senior Notes (other than the Notes), and (v) any other document, agreement or instrument governing unsecured Indebtedness of the Issuer or its Subsidiaries in excess of $20 million.

7.            Fees; Expenses; Costs. The Issuer hereby agrees to pay, together with the fees, expenses and costs referred to in Section 7 of the forbearance agreement referred to in clause (i) of the definition of Other Forbearance Agreements, an aggregate amount not to exceed (i) as soon as reasonably practicable following the date of this Agreement, and in no event later than January 4, 2015, (x) all accrued and unpaid reasonable fees and expenses through the date of this Agreement of the Holders’ Legal Advisor (no more than $350,000.00) and (y) a retainer of $100,000.00 to the Holders’ Legal Advisor and $150,000.00 to the Holders’ Financial Advisor for reasonable fees and expenses of the Holders for the month of January 2015, related to or in connection with the Issuer and this Agreement and any documents, agreements or instruments referred to herein, including, without limitation, the reasonable fees and out-of-pocket expenses of the Holders’ Advisors and any consultants, attorneys or other professionals retained by the Holders in connection with the Notes, including without limitation, in connection with (A) the negotiation and preparation of this Agreement, and (B) the negotiation, documentation and analysis related to any “work out,” amendment to the Notes, or restructuring of the Obligations, (in each case to the extent incurred prior to the date of this Agreement) (all such fees, costs, and expenses collectively, the “Holders Fees”), and (ii) on demand upon the occurrence of the RSA Date, all unpaid Holders Fees of the Holders’ Legal Advisor from the date of this Agreement through the RSA Date. All such fees, costs and expenses shall constitute Obligations under the Notes. Nothing in this Agreement shall be intended or construed to hold the Holders liable or responsible for any expense, liability or obligation of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses, other professionals’ fees and expenses, wages, salaries, payroll taxes, withholdings, benefits or other amounts payable by or on behalf of the Issuer). For purposes of this provision, the “RSA Date” means the date the Issuer enters into a support agreement, duly executed and delivered by the Issuer, the “Required Lenders” under (and as defined in) the First Lien Credit Agreement, the “Required Lenders” under (and as defined in) the Second Lien Credit Agreement, the Holders and the holders of the Luxor Convertible Notes.

8.            Revival Of Obligations. If all or any part of any payment that is the responsibility of the Issuer under or on account of the Notes is invalidated, set aside, declared or found to be void or voidable or required to be repaid to the issuer or to any , custodian, receiver, conservator, master, liquidator or any other person pursuant to any bankruptcy law or pursuant to any common law or equitable cause then, to the extent of such invalidation, set aside, voidness, voidability or required repayment, such payment would be deemed to not have been paid, and the obligations of the Issuer in respect thereof would be immediately and automatically revived without the necessity of any action by the Holders. The provisions of this Section 6 shall survive execution and delivery of this Agreement and the documents, agreements and instruments to be executed or delivered herewith.

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9.            No Defenses; Reliance.

(a)          The Issuer hereby acknowledges and confirms that there are no existing defenses, claims, subordinations (whether equitable or otherwise), counterclaims or rights of recoupment or set-off against the Holders in connection with the obligations under the Notes or in connection with the negotiation, preparation, execution, performance or any other matters relating to the Notes or this Agreement, in each case, other than those hereby waived and released in accordance with the terms of this Agreement.

(b)          The Issuer further acknowledges and agrees that, notwithstanding anything to the contrary set forth in this Agreement, the Holders do not have, nor shall have, an obligation to: (i) amend the Notes or otherwise further restructure the obligations under the Notes; (ii) make any further loans, advances or extension of credit to or for the benefit of the Issuer, (iii) extend the Forbearance Period; (iv) refrain from terminating the Forbearance Period upon the occurrence of any Terminating Event or (v) enter into any other instruments, agreements or documents regarding any of the same with the Issuer, and that neither the Holders nor any of their respective representatives, have made any agreements with, or commitments or representations or warranties to, the Issuer (either in writing or orally), other than as expressly stated in this Agreement.

(c)          The Issuer expressly understands and further agrees that the Holders are relying on all terms, covenants, conditions, warranties and representations set forth in this Agreement as a material inducement to the Holders to enter into this Agreement and to forbear from exercising the Holders’ rights and remedies as specifically set for herein.

10.          Cumulative Remedies.

(a)          Except as otherwise specifically provided in this Agreement, the rights, powers, authorities, remedies, interests and benefits conferred upon the Holders by and as provided in this Agreement are intended to supplement, and be in addition to (and shall not in any way replace, supersede, amend, limit or restrict), the rights, powers, authorities, remedies, interests, and benefits conferred by the Notes and applicable law and in equity.

(b)          No delay on the part of the Holders in the exercise of any power, right or remedy under this Agreement or the Notes at any time shall operate as a waiver thereof, and no single or partial exercise by the Holders of any power, right or remedy shall preclude other or further exercise thereof or the exercise of any other power, right or remedy.

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11.          Release. The Issuer (on behalf of itself and its Affiliates) and its successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under the Issuer, for its past, present and future employees, agents, representatives, officers, directors, shareholders, and s (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Holders, and the Holders’ respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Holder Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any claims for subordination (whether equitable or otherwise), interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore have accrued against any of the Holder Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Issuer and its controlled affiliates, the Notes and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”), in each case, other than Claims arising from the Holders’ gross negligence, fraud, or willful misconduct. Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 11.

12.          No Marshaling.  In consideration of the accommodations being made available by the Holders to or for the benefit of the Issuer under this Agreement, including, without limitation, the forbearance on the part of the Holders, the Issuer hereby waives the benefit of any theory or statute requiring the marshaling of assets or other similar legal doctrine and agree that the Holders may exercise their rights and apply any proceeds thereof to any of the obligations under the Notes, as aforesaid.

13.          Relationship.  The Issuers agrees that the relationship between the Holders, on one hand, and the Issuer, on the other hand, is that of creditor and debtor and not that of partners or joint venturers. This Agreement does not constitute a partnership agreement, or any other association between the Holders and the Issuer. The Issuer acknowledges that the Holders have acted at all times only as a creditor to the Issuer within the normal and usual scope of the activities normally undertaken by a creditor and in no event have the Holders attempted to exercise any control over the Issuer or its businesses or affairs.

14.          Notices.  All notices, requests or other communications required or desired to be given hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or e-mail, as follows:

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(a)          If to the Issuer:

RCS Capital Corporation

405 Park Avenue

New York, NY 10022

Attn: Mason Allen

Phone: 866-904-2988

mallen@rcscapital.com

with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attn:   Martin Nussbaum, Esq.

    Sarah Gelb, Esq.

Phone: 212-698-3500

Fax:  212-698-3599

martin.nussbaum@dechert.com

sarah.gelb@dechert.com

(b)          If to the Holders:

Luxor Capital Partners, LP

1114 Avenue of the Americas, 29th Floor

New York, NY 10036

Attention: Norris Nissim

Facsimile: (212) 763-8001

E-mail: legal@luxorcap.com

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention:     Kenneth H. Eckstein

Stephen D. Zide

Rachael L. Ringer

Phone: (212) 715-9229

Facsimile: (212) 715-8000

keckstein@kramerlevin.com

szide@kramerlevin.com

rringer@kramerlevin.com

15.          No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.

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16.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, it being the parties’ intention that each and every provision of this Agreement be enforced to the fullest extent permitted by applicable law.

17.          Further Assurances.  At the Holders’ reasonable request, the Issuer shall promptly execute any other document to evidence or further the intent of the Issuer and the Holders set forth herein.

18.          Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto. Delivery of an executed counterpart of the signature page by telecopier or electronic mail (via PDF) shall be as effective as delivery of an original manually executed counterpart.

19.          Descriptive Headings; Construction.  The headings in this Agreement are intended for convenient references only and shall not in any way limit, amplify or be used in interpreting the terms of this Agreement. The masculine, feminine or neutral gender in the singular or plural shall be deemed to include the others wherever the context of this Agreement so requires. This Agreement shall not be construed against any party hereto as the drafters of this Agreement.

20.          Time of Essence.  Time is of the essence with respect to this Agreement.

21.          Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, the Holders and the Issuer and their respective successors and assigns, except that the Issuer may not assign its rights under this Agreement or the Notes without the prior written consent of the Holders.

22.          Holders’ Actions.  The authority herein conferred upon the Holders and any action taken by the Holders hereunder under the Notes or any document, agreement or instrument referred to herein will be taken by the Holders for the protection of the Holders only, and the Holders do not assume and shall not be deemed to have assumed any responsibility to the Issuer or to any other persons with respect to any such action authorized or taken by the Holders, except as required by applicable law. No person shall be entitled to rely upon, or claim to have relied upon, any action taken or failed to have been taken by the Holders or their respective current and former consultants, agents, employees, officers, directors, agents or representatives.

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23.          Amendments.  This Agreement may be amended, supplemented or otherwise modified only by a written agreement signed by the Issuer and the Holders and none of the provisions hereof may be waived without the prior written consent of the Holders.

24.          Voluntary Agreement.  The Issuer represents and warrants that it is represented by legal counsel of its choice, that it has consulted with such counsel regarding this Agreement, that it is fully aware of the terms and provisions contained herein and of their effect and that it has voluntarily and without coercion or duress of any kind entered into this Agreement.

25.          Integration.  This Agreement and the instruments, agreements and documents referred to in this Agreement shall be deemed incorporated into and made a part of the Notes. All such instruments, agreements and documents, and this Agreement, shall be construed as integrated and complementary of each other, and, except as otherwise specifically provided in this Agreement, as augmenting and not restricting the Holders’ rights, remedies and benefits. If after applying the foregoing an inconsistency still exists, the provisions of this Agreement shall constitute an amendment to the Notes and shall control. References in the Notes to “herein,” “hereof” or “hereunder” or references to the Notes in any other agreement or document shall, in each case, be deemed to refer to the Notes as amended hereby.

26.          No Novation. This Agreement shall not extinguish the outstanding Notes as in effect prior to the effectiveness of this Agreement. Nothing herein contained shall be construed as a substitution, novation or repayment of the outstanding Notes as in effect prior to the effectiveness of this Agreement, all of which shall remain outstanding in full force and effect after the effectiveness of this Agreement.

27.          No Waiver or Impairment. Nothing in this Agreement or any related documents shall constitute a waiver of any existing or future Default or Event of Default or, to the extent not expressly provided herein, any rights and/or remedies of the Holders.

28.          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

29.          Consent to Forum. THE ISSUER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AGREEMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. THE ISSUER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of the Holders to bring proceedings against the Issuer in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law. Nothing in this Agreement shall be deemed to preclude enforcement by the Holders of any judgment or order obtained in any forum or jurisdiction.

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30.          WAIVER BY THE ISSUER. To the fullest extent permitted by Applicable Law, THE ISSUER waives (A) the right to trial by jury (which THE HOLDERS hereby also waive) in any proceeding or dispute of any kind relating in any way to THIS AGREEMENT OR THE NOTES; (B) any claim against THE HOLDERS, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, THE NOTES or transactions relating thereto; and (c) notice of acceptance hereof. THE ISSUER acknowledges that the foregoing waivers are a material inducement to THE HOLDERS entering into this aGREEMENT and that they are relying upon the foregoing in their dealings with the ISSUER. THE ISSUER has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this AGREEMENT may be filed as a written consent to a trial by the court.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be acknowledged, executed and delivered by their duly authorized officers as of the date first above written.

Issuer:

RCS Capital Corporation

By:	/s/ Brian D. Jones
Name: Brian D. Jones
Title: Chief Financial Officer

Holders:

Luxor Capital Partners, L.P.

By:	/s/ Norris Nissim
Name: Norris Nissim
Title: General Counsel
Luxor Capital Group, LP
Investment Manager

Luxor Wavefront, L.P.

By:	/s/ Norris Nissim
Name: Norris Nissim
Title: General Counsel
Luxor Capital Group, LP
Investment Manager

Luxor Capital Partners Offshore Master Fund, L.P.

By:	/s/ Norris Nissim
Name: Norris Nissim
Title: General Counsel
Luxor Capital Group, LP
Investment Manager

Thebes Offshore Master Fund, LP

By:	/s/ Norris Nissim
Name: Norris Nissim
Title: General Counsel
Luxor Capital Group, LP
Investment Manager

Signature Page to Forbearance Agreement to $15m Senior Notes

EXHIBIT A

SPECIFIED DefaultS

1.          An Event of Default has occurred and is continuing under Section 6(e) of the Notes resulting from the Borrower’s failure to make (i) principal payments due on December 31, 2015 pursuant to Section 2.11 of the First Lien Credit Agreement, and (ii) principal payments under Section 2.04(a)(ii) of the First Lien Credit Agreement resulting from the termination of the Revolving Credit Commitments (as defined therein).

2.          A Default has occurred and is continuing under Section 6(e) of the Notes resulting from the Borrower’s failure to make (i) interest payments due on December 31, 2015 pursuant to Section 2.06 of the First Lien Credit Agreement and (ii) interest payments pursuant to Section 2.06 of the Second Lien Credit Agreement, each of which Defaults will become an Event of Default following the expiration of the applicable grace period under Section 7.01(c) of the First Lien Credit Agreement and Section 7.01(c) of the Second Lien Credit Agreement, respectively.

Notwithstanding anything to the contrary herein, the inclusion of the above Specified Defaults is without prejudice to the Issuer’s rights to object to any claim of a Default or Event of Default (including such Specified Defaults) under the Notes.